Exhibit 16.1

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

May 31, 2002

Dear Sir/Madam:

We have read Item 4 included in the current report on Form 8-K of AvalonBay Communities, Inc. for the event which occurred on May 29, 2002 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP